Exhibit 99.3

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On January 21, 2009, the U.S. Bankruptcy Court entered an order (the “Confirmation Order”), confirming the Second Amended Plan of Reorganization (the “Plan”) of Brotman Medical Center, Inc., a California corporation (“Brotman”). The transactions contemplated by the Plan, as modified by the Confirmation Order, were substantially consummated and the Plan became effective on April 14, 2009 (the “Effective Date”). References in these pro forma consolidated financial statements to “Pre-Reorganized Brotman” refer to Brotman prior to April 14, 2009 and references to “Reorganized Brotman” refer to Brotman on and after April 14, 2009, after giving effect to the issuance of new securities in exchange for the previously outstanding securities in accordance with the Plan.

Pursuant to the Plan and the Confirmation Order, on the Effective Date, among other things, all of Pre-Reorganized Brotman’s securities in existence immediately prior to the Effective Date, including, but not limited to, shares of the Pre-Reorganized Brotman’s issued and outstanding classes of common stock (“Old Common Stock”), preferred stock (“Old Preferred Stock”) and stock options were canceled. In exchange for their pro rata share (as determined by reference to the percentage of ownership in Pre-Reorganized Brotman) of the New Value Contribution totaling $3,500,000 ($2,500,000 as of the Effective Date and $1,000,000 within six months of the Effective Date), holders of the Pre-Reorganized Brotman’s securities would receive New Common Stock in Reorganized Brotman in the same percentage as their pro rata share of the New Value Contribution. The Plan also provided that to the extent any holder of the Pre-Reorganized Brotman’s securities elected not to fund its pro rata share of the New Value Contribution, Prospect Medical Holdings, Inc., a Delaware corporation (“PMH”) would be required to fund such amount and would receive the New Common Stock that such holder would have received had it made payment of its share of the New Value Contribution. Pursuant to the terms of the Plan, PMH made an additional $1,814,000 investment in Brotman on January 13, 2009 and made a commitment to invest an additional $705,000 within six months of the effective date of the Plan. Based on such contributions, PMH acquired an additional 38.86% ownership interest in Reorganized Brotman, effective April 14, 2009, which brought PMH’s total interest to 71.96% of the outstanding New Common Stock of Reorganized Brotman. PMH’s ownership interest in Reorganized Brotman continues to be held through its wholly-owned subsidiary, Prospect Hospital Advisory Services, Inc., a Delaware corporation (together with PMH, the “Company”).

Brotman is a 420 bed licensed and accredited acute care hospital, located in Culver City, California. The Company acquired its pre-Plan ownership interest in Pre-Reorganized Brotman on August 31, 2005 for a total purchase price of $1,000,000.   Pre-Reorganized Brotman incurred significant losses before and after the Company’s initial investment and, on October 25, 2007(the “Petition Date”), filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.  On the same date, the Company entered into an amendment to its existing consulting services agreement with Brotman, providing for an increased level of service and responsibility.  Additionally, effective April 22, 2008, Samuel S. Lee (PMH’s CEO and Chairman of the Board) was appointed as the Chairman of the Board of Directors of Brotman.  After making significant management, operating and administrative changes, Brotman has shown considerable financial and operational improvements.

For financial accounting purposes, the recapitalization transaction was referred to as the “Brotman Acquisition” and in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”), the business combination, which was achieved in stages, provides for recognition of assets at current fair value with respect to the proportion of the Company’s incremental ownership interest in Brotman. Under SFAS No. 141, the estimated aggregate cost of the acquired assets, which includes cash paid or to be paid, is $2.5 million and allocated to the assets acquired and liabilities assumed. Expenses associated with the acquisition were insignificant, thus have been excluded from the purchase accounting. The excess of the consideration over the estimated fair value of the assets and liabilities assumed has been preliminarily allocated to goodwill. Goodwill attributable to the non-controlling interest is not recognized. The purchase price allocation will be adjusted upon completion of the final valuation studies and may differ materially from the information presented herein. The results of operations and financial position of Reorganized Brotman have been included in the Prospect financial statements since the April 14, 2009 acquisition date.

The unaudited condensed pro forma consolidated financial information, giving effect to the purchase of Reorganized Brotman, pursuant to Article 11 of Regulation S-X, appears below in accordance with Item 9.01 of Form 8-K. The unaudited condensed pro forma consolidated statements of operations give effect to the purchase of Reorganized Brotman as if the reorganization and acquisition had occurred as of October 1, 2007. The unaudited condensed pro forma consolidated balance sheet gives effect to the purchase of Brotman as if the reorganization and acquisition had occurred on March 31, 2009.  The pro forma financial information is based on the preliminary estimated fair values of the assets and liabilities of Reorganized Brotman as of April 14, 2009, the Effective Date.

The unaudited condensed pro forma consolidated financial statements do not give effect to any synergies that may be realized as a result of the acquisition, nor do they give effect to any nonrecurring/unusual restructuring charges that may be incurred as a result of the integration of the Company and Reorganized Brotman.

The unaudited condensed pro forma consolidated financial statements are provided for informational purposes only and do not purport to present the consolidated results of operations of Prospect Medical Holdings, Inc. and Reorganized Brotman, had the actually acquisition occurred on the date specified, nor are they necessarily indicative of the results of operations that may be expected in the future.

The audited financial statements of Prospect Medical Holdings, Inc. as of and for each of the two years in the period ended September 30, 2008, and the quarterly information as of and for the three and six-month periods ended March 31, 2009 have been filed with the SEC in Prospect Medical Holdings, Inc.’s Annual Report on Form 10-K, filed on December 29, 2008, and quarterly report on Form 10-Q, filed on May 15, 2009, respectively. The audited financial statements of Pre-Reorganized Brotman as of and for the year ended September 30, 2008 and the unaudited financial statements as of March 31, 2009 and for the six-month periods ended March 31, 2009 and 2008, are filed as part of this Current Report on Form 8-K/A. The unaudited condensed pro forma consolidated financial statements should be read in conjunction with each company’s historical financial statements and the notes thereto. Certain accounts of Reorganized Brotman have been reclassified to be consistent with Prospect Medical Holdings, Inc.’s presentation format. While we have conducted preliminary reviews of accounting and financial reporting policy differences related to Reorganized Brotman, this review is on-going and will continue throughout the merger integration process. As such, additional reclassifications or pro forma adjustments may be identified.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET

As of March 31, 2009

(in thousands)

	Historical		Pro Forma				Pro Forma
	Prospect	Brotman Pre	Adjustments I		Brotman		Adjustments II		Pro Forma
	Medical	Reorganized	Amounts	Notes	Reorganized	Subtotal	Amounts	Notes	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$31,533	$—	$(1,000)	(a), (b), (c)	$(1,000)	$30,533	$—		$30,533
Restricted cash	—	2,733	(1,983)	(a), (b)	750	750	—		750
Investments, primarily restricted certificates of deposit	664	—	—		—	664	—		664
Patient accounts receivable, net	22,571	20,552	—		20,552	43,123	—		43,123
Government program receivables	2,854	662	—		662	3,516	—		3,516
Risk pool receivables	—	—	—		—	—	—		—
Other receivables, net	2,751	—	—		—	2,751	(2,367)	(h), (i)	384
Third-party settlements	1,137	—	—		—	1,137	—		1,137
Due from related parties	—	—	1,000	(a)	1,000	1,000	—		1,000
Notes receivable, current portion	204	—	—		—	204	—		204
Refundable income taxes	728	—	—		—	728	—		728
Deferred income taxes, net	5,788	—	—		—	5,788	—		5,788
Prepaid expenses and other current assets	4,674	5,254	—		5,254	9,928	—		9,928
Total current assets	72,904	29,201	(1,983)		27,218	100,122	(2,367)		97,755
Property and equipment, net
Land	18,501	3,422	—		3,422	21,923	9,109	(h)	31,032
Buildings	22,413	1,210	—		1,210	23,623	3,397	(h)	27,020
Leasehold improvements	1,912	—	—		—	1,912	—		1,912
Equipment	10,623	7,598	—		7,598	18,221	1,686	(h)	19,907
Furniture and fixtures	913	—	—		—	913	—		913
	54,362	12,230	—		12,230	66,592	14,192		80,784
Less accumulated depreciation and amortization	(9,375)	(2,885)	—		(2,885)	(12,260)	—		(12,260)
Property and equipment, net	44,987	9,345	—		9,345	54,332	14,192		68,524
Notes receivable, long-term portion	236	—	—		—	236	—		236
Deposits	2,222	—	—		—	2,222	—		2,222
Deferred financing costs	594	4	389	(b)	393	987	—		987
Goodwill	128,877	—	—		—	128,877	16,693	(h)	145,570
Other intangible assets, net	45,616	—	—		—	45,616	—		45,616
Other assets	—	—	—		—	—	—		—
Total assets	$295,436	$38,550	$(1,594)		$36,956	$332,392	$28,518		$360,910
LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other healthcare costs payable	$19,374	$—	$—		$—	$19,374	$—		$19,374
Accounts payable and other accrued liabilities	11,228	10,575	(1,654)	(b), (c)	8,921	20,149	—		20,149
Accrued salaries, wages and benefits	12,853	6,997	—		6,997	19,850	—		19,850
Due to government payer	—	13,834	—		13,834	13,834	—		13,834
Income taxes payable	1,998	—	—		—	1,998	—		1,998
Insurance reserves	—	1,358	—		1,358	1,358	—		1,358
Current portion of capital leases	403	548	—		548	951	—		951
Debt, due on demand	137,832	7,611	(5,060)	(a), (b), (c)	2,551	140,383	—		140,383
Debtor in possession financing	—	12,714	(12,714)	(b)	—	—	—		—
Interest rate swap liability, due on demand	14,726	—	—		—	14,726	—		14,726
Other current liabilities	690	3,845	—		3,845	4,535	152	(h), (i)	4,687
Total current liabilities	199,104	57,482	(19,428)		38,054	237,158	(152)		237,310
Non-current liabilities:
Long-term debt, less current maturities	—	—	25,250	(a), (b)	25,250	25,250	—		25,250
Deferred income taxes	21,129	—	—		—	21,129	—		21,129
Malpractice reserve	786	1,795	—		1,795	2,581	—		2,581
Capital leases, net of current portion	380	205	—		205	585	—		585
Other long-term liabilities	15	2,518	(2,500)	(a)	18	33	—		33
Total non-current liabilities	22,310	4,518	22,750		27,268	49,578	—		49,578
Total liabilities not subject to compromise	221,414	62,000	3,322		65,322	286,736	152		286,888
Liabilities subject to compromise	—	19,092	(19,092)	(a)	—	—	—		—
Total liabilities	221,414	81,092	(15,770)		65,322	286,736	152		286,888
Minority interest	85	—	—		—	85	—		85
Shareholders’ equity (deficit):
Preferred stock	—	6	(6)	(a)	—	—	—		—
Common stock	205	1	6	(a)	7	212	(7)	(h)	205
Additional paid-in-capital	93,989	4,183	3,500	(a)	7,683	101,672	(7,683)	(h)	93,989
Deferred compensation	—	(284)	—		(284)	(284)	284	(h)	—
Accumulated other comprehensive loss	(4,478)	—	—		—	(4,478)	—		(4,478)
Retained earnings (deficit)	(15,779)	(46,448)	10,676	(a), (b), (c)	(35,772)	(51,551)	35,772	(h)	(15,779)
Total shareholders’ equity (deficit)	73,937	(42,542)	14,176		(28,366)	45,571	28,366		73,937
Total liabilities and shareholders’ equity	$295,436	$38,550	$(1,594)		$36,956	$332,392	$28,518		$360,910

The accompanying notes are an integral part of the unaudited condensed consolidated pro forma financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended March 31, 2009

(in thousands, except for share and per-share amounts)

	Historical		Pro Forma				Pro Forma
	Prospect	Brotman Pre	Adjustments (I)		Brotman		Adjustments (II)		Pro Forma
	Medical	Reorganized	Amounts	Notes	Reorganized	Subtotal	Amounts	Notes	Consolidated
Managed care revenues	$96,290	$—	$—		$—	$96,290	$(1,836)	(l)	$94,454
Hospital operating revenues	73,230	56,560	—		56,560	129,790	1,836	(l)	131,626
Total revenues	169,520	56,560	—		56,560	226,080	—		226,080
Operating expenses:
Managed care cost of revenues	74,567	—	—		—	74,567	—		74,567
Hospital operating expenses	45,003	52,726	—		52,726	97,729	—		97,729
General and administrative	25,765	3,080	—		3,080	28,845	—		28,845
Depreciation and amortization	3,589	459	—		459	4,048	211	(j)	4,259
Total operating expenses	148,924	56,265	—		56,265	205,189	211		205,400
Operating income from unconsolidated joint venture	947	—	—		—	947	—		947
Operating (loss) income	21,543	295	—		295	21,838	(211)		21,627
Other (income) expense:
Investment income	(68)	(10)	—		(10)	(78)	—		(78)
Interest expense and amortization of deferred fiancing cost	12,714	1,643	(391)	(d), (e)	1,252	13,966	—		13,966
(Gain) on value of interest rate swap arrangements	8,713	—	—		—	8,713	—		8,713
Nullification of default interest	—	—	—		—	—	—		—
Total other (income) expense, net	21,359	1,633	(391)		1,242	22,601	—		22,601

(Loss) income before reorganization items	184	(1,338)	391		(947)	(763)	(211)		(974)
Reorganization items, net	—	3,024	—		3,024	3,024	(3,024)	(k)	—

(Loss) income before income taxes	184	(4,362)	391		(3,971)	(3,787)	2,813		(974)

Provision for income taxes	(76)	(110)	—	(g)	(110)	(186)	—	(o)	(186)
Net income (loss) before minority interest	108	(4,472)	391		(4,081)	(3,973)	2,813		(1,160)
Minority interest	4	—	—		—	4	—		4
Net income (loss)	$104	$(4,472)	$391		$(4,081)	$(3,977)	$2,813		$(1,164)

Net (loss) income per common share:

Basic	$0.01								$(0.06)

Diluted	$0.01								$(0.06)

Weighted average shares outstanding:

Basic	20,508,444								20,508,444

Diluted	20,681,522								20,508,444

The accompanying notes are an integral part of the unaudited condensed consolidated pro forma financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

For the Twelve Months Ended September 30, 2008

(in thousands, except for share and per-share amounts)

	Historical		Pro Forma				Pro Forma
	Prospect	Brotman Pre	Adjustments (I)		Brotman		Adjustments (II)		Pro Forma
	Medical	Reorganized	Amounts	Notes	Reorganized	Subtotal	Amounts	Notes	Consolidated
Managed care revenues	$202,844	$—	$—		$—	$202,844	$(2,758)	(l)	$200,086
Hospital operating revenues	126,692	117,226	—		117,226	243,918	2,758	(l)	246,676
Total revenues	329,536	117,226	—		117,226	446,762	—		446,762
Operating expenses:
Managed care cost of revenues	158,907	—	—		—	158,907	—		158,907
Hospital services operating expenses	84,353	101,636	—		101,636	185,989	—		185,989
General and administrative	57,399	10,132	—		10,132	67,531	—		67,531
Depreciation and amortization	7,789	1,235	—		1,235	9,024	422	(j)	9,446
Total operating expenses	308,448	113,003	—		113,003	421,451	422		421,873
Operating income from unconsolidated joint venture	2,563	—	—		—	2,563	—		2,563
Operating income (loss)	23,651	4,223	—		4,223	27,874	(422)		27,452
Other (income) expense:
Investment income	(616)	(31)	—		(31)	(647)	—		(647)
Interest expense and amortization of deferred financing cost	22,341	3,550	(688)	(d), (e)	2,862	25,203	—		25,203
(Gain) on value of interest rate swap arrangements	(3,096)	—	—		—	(3,096)	—		(3,096)
Loss on debt extinguishment	8,308	—	—		—	8,308	—		8,308
Nullification of default interest	—	(8,277)	—		(8,277)	(8,277)	8,277	(m)	—
Total other (income) expense, net	26,937	(4,758)	(688)		(5,446)	21,491	8,277		29,768

(Loss) income before reorganization items	(3,286)	8,981	688		9,669	6,383	(8,699)		(2,316)
Reorganization items, net	—	6,681	(10,488)	(f)	(3,807)	(3,807)	3,807	(k)	—
(Loss) income before income taxes	(3,286)	2,300	11,176		13,476	10,190	(12,506)		(2,316)
(Benefit) provision for income taxes	(1,326)	—	—	(g)	—	(1,326)	—	(o)	(1,326)
Net (loss) income before minority interest	(1,960)	2,300	11,176		13,476	11,516	(12,506)		(990)
Minority interest	1	—	—		—	1	—		1
Net (loss) income from continuing operations	(1,961)	2,300	11,176		13,476	11,515	(12,506)		(991)
Income from discontinued operations	6,169	—	—		—	6,169	—		6,169
Net income (loss) before preferred dividends	4,208	2,300	11,176		13,476	17,684	(12,506)		5,178
Dividends to preferred stockholder	(6,760)	—	—		—	(6,760)	—		(6,760)
Net loss attributable to common stockholders	$(2,552)	$2,300	$11,176		$13,476	$10,924	$(12,506)		$(1,582)

Net (loss) income per common share:

Basic	$(0.20)								$(0.12)

Diluted	$(0.20)								$(0.12)

Weighted average shares outstanding:

Basic	12,885,415								12,885,415

Diluted	12,885,415								12,885,415

The accompanying notes are an integral part of the unaudited condensed consolidated pro forma financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

UNAUDITED CONDENSED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

For the Twelve Months Ended March 31, 2009

(in thousands, except for share and per-share amounts)

	Historical		Pro Forma				Pro Forma
	Prospect	Brotman Pre	Adjustments (I)		Brotman		Adjustments (II)		Pro Forma
	Medical	Reorganized	Amounts	Notes	Reorganized	Subtotal	Amounts	Notes	Consolidated
Managed care revenues	$197,885	$—	$		$—	$197,885	$(2,429)	(l)	$195,455
Hospital operating revenues	140,240	119,623			119,623	259,863	2,429	(l)	262,292
Total revenues	338,125	119,623			119,623	457,748	—		457,747
Operating expenses:
Managed care cost of revenues	151,999	—			—	151,999	—		151,999
Hospital services operating expenses	102,869	105,896			105,896	208,765	—		208,765
General and administrative	43,747	8,876			8,876	52,623	—		52,623
Depreciation and amortization	7,570	1,038			1,038	8,608	422	(j)	9,030
Total operating expenses	306,185	115,809			115,809	421,994	422		422,417
Operating income from unconsolidated joint venture	2,341	—			—	2,341	—		2,341
Operating income (loss)	34,281	3,813			3,813	38,094	(422)		37,671
Other (income) expense:
Investment income	(240)	(18)			(18)	(258)	—		(258)
Interest expense and amortization of deferred financing cost	25,561	3,002	(42)	(d),(e)	2,960	28,521	—		28,521
(Gain) on value of interest rate swap arrangements	4,741	—			—	4,741	—		4,741
Loss on debt extinguishment	8,308	—			—	8,308	—		8,308
Nullification of default interest	—	(8,277)			(8,277)	(8,277)	8,277	(m)	—
Total other (income) expense, net	38,370	(5,293)	(42)		(5,335)	33,035	8,277		41,312

(Loss) income before reorganization items	(4,089)	9,106	42		9,148	5,059	(8,699)		(3,641)
Reorganization items, net	—	7,215			7,215	7,215	(7,215)	(k)	—
(Loss) income before income taxes	(4,089)	1,891	42		1,933	(2,156)	(1,484)		(3,641)
(Benefit) provision for income taxes	(1,606)	110			110	(1,496)	—		(1,496)
Net (loss) income before minority interest	(2,484)	1,781	42		1,823	(661)	(1,484)		(2,145)
Minority interest	(3)	—			—	(3)	—		(3)
Net (loss) income from continuing operations	(2,481)	1,781	42		1,823	(658)	(1,484)		(2,142)
Income from discontinued operations	6,561	—			—	6,561	—		6,561
Net income (loss) before preferred dividends	4,080	1,781	42		1,823	5,903	(1,484)		4,419
Dividends to preferred stockholder	—	—				0	—		—
Net loss attributable to common stockholders	$4,080	$1,781	$42		$1,823	$5,903	$(1,484)		$4,419

Net (loss) income per common share:

Basic	$0.24								$0.26

Diluted	$0.19								$0.20

Weighted average shares outstanding:

Basic	17,209,696								17,209,696

Diluted	21,612,896								21,612,896

The accompanying notes are an integral part of the unaudited condensed consolidated pro forma financial statements.

PROSPECT MEDICAL HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2009

Pro Forma Adjustments I:

Reorganization under Chapter 11 of the U.S. Bankruptcy Code. On October 25, 2007 (the “Petition Date”), Brotman Medical Center, Inc. (“Brotman”) filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code and began operating as a debtor-in-possession pursuant to Chapter 11.  On January 21, 2009, the U.S. Bankruptcy Court entered an order confirming Brotman’s Second Amended Plan of Reorganization (the “Plan”) which became effective April 14, 2009 (the “Effective Date”).

American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”), which is applicable to companies in Chapter 11, requires that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the statement of operations. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be affected by a plan of reorganization must be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. Brotman adopted SOP 90-7 effective October 25, 2007 and segregated those items, as outlined above, for all reporting periods from October 25, 2007 through April 14, 2009. Pursuant to the requirements of SOP 90-7 as of the Chapter 11 filing (October 25, 2007), debt issue costs related to pre-petition Prime debt are no longer being amortized and have been included as an adjustment to the net carrying value of the related pre-petition debt.  Interest on unsecured pre-petition debt has not been accrued as provided for under the U.S. Bankruptcy Code and the requirements of SOP 90-7. See Note 4 to the audited financial statements of Brotman filed herewith for information regarding the pre-petition Prime loans and post-petition Prime DIP facility.

SOP 90-7 calls for the adoption of fresh-start reporting if the reorganization value of the emerging entity immediately before the effective date is less than the total of all post-petition liabilities and pre-petition allowed claims and if holders of existing voting shares immediately before confirmation receive less than 50% of the voting shares of the emerging entity, both conditions of which were not satisfied by Brotman. As such, Brotman’s emergence from Chapter 11 bankruptcy proceedings did not result in the adoption of fresh-start reporting in accordance with SOP 90-7. References in these pro forma condensed financial statements to “Pre-Reorganized Brotman” refer to Brotman prior to April 14, 2009 and references to “Reorganized Brotman” refer to Brotman on and after April 14, 2009, after giving effect to the issuance of new securities in exchange for the previously outstanding securities in accordance with the Plan.

The unaudited condensed pro forma consolidated financial statements give pro forma effect to Brotman’s emergence from Chapter 11 bankruptcy proceedings as of October 1, 2007 for the consolidated statements of operations and as of March 31, 2009 for the consolidated balance sheet. The reported amounts in the Pro Forma Adjustments I column of the accompanying table reflect adjustments related to the Plan of Reorganization and the effects of the consummation of the transactions contemplated therein, which included settlement of various liabilities, issuance of certain securities, incurrence of new indebtedness, repayment of old indebtedness, and other cash payments. The pro forma adjustments are preliminary and subject to further revisions, based on any updated information, actual amounts and applicable economic conditions as of April 14, 2009.

a.               New Value Contribution and Discharge of Impaired Creditors. Pro forma adjustment to reflect (i) the issuance of New Common Stock totaling $3,500,000 (par value: $7,000, additional paid-in-capital: $3,493,000); (ii) the elimination Old Preferred and Old Common Stock against additional paid-in-capital totaling $7,000; (iii) the establishment of a Creditor Trust funded on the Effective Date with $2,500,000 of the New Value Contribution and the recording of an additional $1,000,000 due from holders of the Pre-Reorganized Brotman’s securities within six months of the Effective Date; (iv) the issuance of a new unsecured Class 4 Note in the amount of $4,000,000 which was issued in satisfaction of allowed class 4 claims (as defined in the Plan); and  (v) the discharge of impaired creditors totaling approximately $19.1 million, resulting in a pro forma gain on extinguishment of impaired liabilities of approximately $11,400,000. Pursuant to the terms of the Plan, on the Effective Date, all of Pre-Reorganized Brotman’s shares in existence immediately prior to the Effective Date, including, but not limited to, shares of the Pre-Reorganized Brotman’s issued and outstanding classes of common stock (“Old Common  Stock”), preferred stock (“Old  Preferred Stock”) and stock options were canceled.  In exchange for their pro rata share (as determined by reference to the percentage of ownership in Pre-Reorganized Brotman) of the New Value Contribution totaling $3,500,000 ($2,500,000 as of the Effective Date and $1,000,000 within six months of the Effective Date), holders of the Pre-Reorganized Brotman’s securities receive New Common Stock in Reorganized Brotman in the same percentage as their pro rata share of the New Value Contribution. Pursuant to the terms of the Plan, PMH made an additional $1,814,000 investment in Brotman on January 13, 2009 and made a commitment to invest an additional $705,000 within six months after the Effective Date of the Plan. Based on such contribution, on the Effective Date, PMH had acquired an additional 38.86% ownership interest in Reorganized Brotman, increasing its current total interest to 71.96% of the outstanding New Common Stock of Reorganized Brotman.

Pursuant to the terms of the Plan, on the Effective Date, Brotman executed the $4,000,000 unsecured class 4 Note, to be held by the Creditor Trust solely for the benefit of holders of allowed class 4 claims and paid pro rata to holders of allowed Class 4 Claims. The Note bears interest at 7.50% per annum and is payable in sixteen equal quarterly installments through February 15, 2013. The Note contains a covenant which restricts Reorganized Brotman from paying Prospect Medical Holdings, Inc. a consulting fee of more than $100,000 per month, as specified in the consulting services agreement (see below).

The Company has not guaranteed any portion of the Class 4 Note or other Brotman obligations.

b.              Borrowings under JHA financing and repayment of pre-petition Prime loans and post-petition Prime DIP Facility. Pro forma adjustments to reflect: (i) borrowings under the new JHA financing in the amount of $22,250,000; (ii) the repayment of the pre-petition Prime loans (including accrued interest) totaling approximately $7,611,000  and the post-petition Prime DIP Facility (including accrued interest) totaling approximately $12,714,000; (iii) the payment of reorganization costs, consisting of legal, advisors and other related Chapter 11 costs and certain operational taxes and fees to governmental authorities totaling approximately $912,000; (iv) the payment of financing fees related to the new JHA financing totaling $269,000, to be capitalized and amortized over the term of the facilities; and (v) the establishment of a contingency reserve account totaling approximately $467,000, to be held in escrow from the Effective Date, in satisfaction of Prime claims and a reserve account totaling approximately $50,000, totaling $517,000.

Pursuant to the terms of the Plan, on the Effective Date, Brotman consummated the transactions contemplated in the JHA Financing and the JHA Loan Documents. Under the terms of the JHA Loan agreements, the JHA provided Reorganized Brotman with up to $23 million in debtor in possession financing, consisting of two term loans: (i) a Term A loan of $16 million (the “Term A Loan”) with a 24-month term and (ii) a Term B loan of up to $7 million, with a term of 36 months;  provided, that the Term B loan will be reduced on a dollar for dollar basis by the amount that Prime’s claim, as determined by the Court, is less than $22 million (the “Term B Loan”). With respect to the Term A loan, JHA is granted the right (“Put Right”) to declare the unpaid loan amount, including remaining interest and any other amounts due and payable under the loan agreements, immediately due and payable at any time following the first twelve months of the Closing Date and prior to the date which is twenty-four months after the Closing Date, subject to JHA providing written notification to Brotman of its exercise of the Put Right at least 180 days in advance. JHA may not however provide notification of its exercise of the Put Right prior to the first anniversary of the Closing Date.

Interest on the Term A Loan is payable at 10% per annum for the first year of the loan, and 7.5% thereafter. Interest on the Term B Loan is payable at 10% per annum for the term of the loan. The Term A Loan and Term B Loan is secured by certain of Reorganized Brotman’s personal property, and a mortgage on certain of Reorganzied Brotman’s real property. The proceeds of the JHA loans were used to repay all existing senior secured loans of Pre-Reorganized Brotman, including pre-petition Prime Loans and the post-petition Prime DIP facility. As part of the JHA financing, Brotman has granted JHA an option to purchase certain Brotman-owned land adjacent to the hospital, where JHA plans to construct a senior living facility, for a purchase price equal to the outstanding principal balance of the JHA Term A loan plus any prepaid amounts. In connection with the JHA’s exercise of the Option Right and the closing of the sale of the real property, Brotman is required to deposit $130,000 monthly effective April 14, 2009 into a reserve account (up to a maximum $3,120,000), with such funds specifically earmarked for the construction of a new emergency room, and is not reflected in the pro-forma financial information.

The Company has not guaranteed any portion of the JHA financing or other Brotman obligations.

c.               Borrowings under Gemino Exit Facility. Pro forma adjustments to reflect: (i) borrowings under the new Gemino Exit Facility in the amount of $1,551,000; (ii) the payment of reorganization costs totaling approximately $1,363,000, and the payment to cure certain pre-petition contracts which were assumed by Reorganized Brotman on the Effective Date totaling approximately $188,000, both of which, had been accrued and recorded in accounts payable and other accrued liabilities at March 31, 2009 in the accompanying condensed consolidated proforma balance sheet; and (iii) the accrual of new loan commitment fees totaling approximately $120,000, to be capitalized and amortized over the term of the facility.

As part of its bankruptcy plan, Brotman obtained a commitment from Gemino Healthcare Finance, LLC for a three-year, $6.0 million, senior credit facility secured by accounts receivable. The facility expires on the earlier of April 14, 2012 and the JHA Loan maturity date and bears interest at Libor plus 7% per annum. The senior credit facility agreement contains customary covenants for facilities of this type including restrictions on the payment of dividends, change in ownership/management, asset sales, incurrence of additional indebtedness, sale-leaseback transactions, and related party transactions. In addition, Reorganized Brotman must also comply with financial covenants, including a fixed charge coverage ratio of not less than (i) 1.10:1.00 for the fiscal quarter ending June 30, 2009, (ii) 1.15:1.00 for the fiscal quarter ending September 30, 2009; and (iii) 1.20:1.00 for each fiscal quarter ending thereafter.

The Company has not guaranteed any portion of the Gemino Exit Facility or other Brotman obligations. Furthermore, pursuant to the Company’s senior lending arrangements, the Company is prohibited from funding any Brotman obligations.

d.              Incremental interest expense. Pro forma adjustment to recognize net reduction of $473,000, $655,000 and $117,000 of net interest expense for the six months ended March 31, 2009, twelve months ended September 30, 2008 and twelve months ended March 31, 2009, respectively, resulting from borrowings under the new JHA term financing, Gemino Revolving Exit Facility and Class 4 Note, used to consummate the Plan.

e.               Amortization of loan fees. Pro forma adjustment to recognize additional (reduction) in amortization of loan fees by $82,000, $(33,000) and $75,000 for the six months ended March 31, 2009, the twelve months ended September 30, 2008 and the twelve months ended March 31, 2009, respectively, related to borrowings under the new JHA financing and Gemino Revolving Exit Facility.

f.                 Gain on extinguishment of impaired liabilities. Pro forma adjustment to record the gain on early extinguishment of impaired liabilities in connection with the reorganization of Brotman. As a result of the reorganization, during the year ended September 30, 2008, Reorganized Brotman recognized a pro forma gain of approximately $11.4 million on the discharge of pre-petition liabilities that were subject to compromise, less approximately $0.9 million in reorganization expenses, resulting in a net gain of $10.5 million.

g.              Provision for income taxes. No provision for income taxes has been reflected in the pro forma adjustments due to existing net operating losses of Brotman that would likely be utilized.

Pro forma adjustments II:

Purchase Accounting. The Brotman Acquisition is accounted for under the purchase method of accounting. In accordance with SFAS 141 “Business Combinations” (“SFAS 141”), the amount of the consideration paid is allocated, with respect to the proportion of the Company’s incremental ownership interest in Reorganized Brotman, to assets acquired and liabilities assumed, based on their estimated fair values. The excess of such consideration paid over the estimated fair value of the assets and liabilities acquired has been preliminarily allocated to goodwill as discussed in (h) below. The purchase price allocation will be adjusted upon completion of the final valuation studies of these assets as of the acquisition date.

The unaudited condensed pro forma consolidated balance sheet gives pro forma effect to the Company’s acquisition of Reorganized Brotman as of March 31, 2009. The reported amounts in the pro forma adjustments II column of the table above reflect adjustments related to the acquisition. The pro forma adjustments are preliminary and subject to further revision, based on any updated information, actual amounts and applicable economic conditions as of April 14, 2009.

Integration synergies.  Prospect Medical Holdings, Inc. believes that it will achieve certain synergies over time from the integration of Brotman, by eliminating redundant administrative costs, and by applying Prospect’s efficient operating model to lower health care and general and administrative expenses. The anticipated impact of such synergies, revenue increases and cost savings have not been reflected in the Unaudited Condensed Pro Forma Consolidated Statements of Operations, nor do those Statements of Operations include any nonrecurring / unusual restructuring charges that may be incurred as a result of the integration of the acquisition.

h.              Purchase accounting and allocation of purchase price. Pro forma adjustments to record (i) the step up in asset cost to fair market value estimated at $14,192,000, determined based on the Company’s incremental ownership in Reorganized Brotman and a valuation provided by an independent real estate appraiser; (ii) the elimination of the Company’s investment in Reorganized Brotman, totaling $2,519,000; (iii) the recording of the excess of purchase consideration paid over the estimated fair value of the assets acquired and liabilities assumed as goodwill.

The total purchase consideration was $2,519,000, comprised of a cash contribution of $1, 814,000 made on January 13, 2009 and a commitment to invest an additional $705,000 within six months of the effective date of the Plan.

The following is an analysis of goodwill preliminarily recognized in connection with the Brotman Acquisition based on the March 31, 2009 balance sheet of Reorganized Brotman (in thousands):

Total purchase consideration	$2,519
Add: net negative book value acquired	(14,174)
Acquisition cost in excess of revised net book value acquired	16,693
Estimated identifiable intangible assets	—
Estimated goodwill	$16,693

Reconciliation of net book value acquired at March 31, 2009:
Negative net book value at March 31, 2009, on a proforma basis	$(28,366)
Estimated fair value of Brotman	8,156
Excess of estimated fair value over the net book value	36,522
Additional ownership interest acquired	38.86%
Estimated step-up in basis of net assets acquired	$14,192

As no identifiable intangible assets were attributable to Reorganized Brotman’s balance sheet as of April 14, 2009, the excess of purchase consideration paid over the estimated fair value of the assets acquired and liabilities assumed was preliminarily all allocated to goodwill.

The final determination of these fair values will include management’s consideration of valuation studies prepared by independent specialists based on the actual assets and liabilities of Brotman that existed at the April 14, 2009 acquisition date, which may differ materially from the information presented above.

i.                 Intercompany balances. Pro forma adjustment to eliminate inter-company balances relating to consulting services totaling approximately $200,000 and risk-pool sharing agreement totaling approximately $353,000.

The Company had entered into a consulting services agreement with Brotman on August 1, 2005, pursuant to which, the Company would receive a monthly consulting fee of $20,000, amended on October 25, 2007 to $100,000 monthly (see note 5 to the audited financial statements filed herewith).

Prospect Medical Group, Inc. (“PMG”), a wholly-owned subsidiary of the Company, entered into a risk pool sharing agreement with Brotman on May 1, 2005, which was subsequently amended on October 1, 2007 and on March 1, 2008. Under the agreement, Brotman and PMG had agreed to establish a Hospital Control Program (as defined) for members who are eligible to receive health care services under capitated agreeements and would share health care costs for such members.

j.                 Depreciation of additional fixed assets. Pro forma adjustment to recognize additional depreciation expense on $14,192,000 of property and equipment recorded as part of the Brotman purchase price allocation amounting to $211,000, $422,000 and $422,000 for the six months ended March 31, 2009, the twelve months ended September 30, 2008 and the twelve months ended March 31, 2009, respectively. The property and equipment have been determined to have estimated remaining useful lives ranging from 5 to 40 years and are depreciated on a straight line basis.

k.             Reorganization items. Pro forma adjustment to eliminate non-recurring reorganization costs (income) incurred in connection with the Chapter 11 reorganization totaling $3,024,000, $(3,807,000) and $7,215,000 for the six months ended March 31, 2009, the twelve months ended September 30, 2008 and the twelve months ended March 31, 2009, respectively.  Such amounts are comprised of (in thousands):

	Six Months Ended	Twelve Months Ended	Twelve Months Ended
	March 31, 2009	September 30, 2008	March 31, 2009
Professional and other fees directly related to reorganization	$3,024	$7,592	$7,215
Gain on discharge of impaired liabilities	—	(11,399)	—
	$3,024	$(3,807)	$7,215

l.                 Intercompany revenue/expense. Pro forma adjustment to eliminate inter-company revenue/ expense relating to consulting services totaling approximately $600,000, $1,200,000, $1,200,000, and risk-pool sharing agreement totaling approximately $1,236,000, $1,558,000 and $1,229,000, for the six months ended March 31, 2009, twelve months ended September 30, 2008 and the twelve months ended March 31, 2009, respectively.

m.          Nullification of default interest and non-compliance fees. Pro forma adjustment to eliminate the non-recurring reversal of nullification of default interest and non-compliance fees.

n.             Shareholders’ Deficit and Minority Interest. No minority interest has been reflected in the pro forma balance sheet for the non-controlling interest in Brotman due to the existing shareholders’ deficit at the date of acquisition. No minority interest is reflected in the pro forma statement of operations as no minority interest is recognizable until such time as the minority interest portion of the shareholders’ deficit is recovered.

o.              Provision for income taxes. See Note (g).

PROSPECT MEDICAL HOLDINGS, INC.

Exhibit

Table of Adjustments — Pro Forma Adjustments I

i.                 Adjustments made to the unaudited pro forma balance sheet as of March 31, 2009:

Reason	(a)	(b)	(c)	Total
Assets
Cash and cash equivalents - inflow	$—	$22,250	$1,551	$23,801
Cash and cash equivalents - outflow	(1,000)	(22,250)	(1,551)	$(24,801)
Restricted cash	(2,500)	517	—	$(1,983)
Due from related parties	1,000	—	—	$1,000
Deferred financing costs	—	269	120	$389
Total assets	$(2,500)	$786	$120	$(1,594)
Liabilities
Accounts payable and other accrued liabilities	$—	$(227)	$(1,427)	$(1,654)
Debt, due on demand or current portion	1,000	(7,611)	1,551	$(5,060)
Debtor-in-possession financing	—	(12,714)	—	$(12,714)
Long-term debt, less current maturities	3,000	22,250	—	$25,250
Other long-term liabilities	(2,500)	—	—	$(2,500)
Liabilities subject to compromise	(19,092)	—	—	$(19,092)
Total Liabilites	$(17,592)	$1,698	$124	$(15,770)
Shareholders’ deficit
Preferred stock — old	$(6)	$—	$—	$(6)
Common stock — old	(1)	—	—	$(1)
Common stock — new	7	—	—	$7
Additional paid-in-capital — old	7	—	—	$7
Additional paid-in-capital — new	3,493	—	—	$3,493
Accumulated deficit	11,592	(912)	(4)	$10,676
Total shareholders’ deficit	$15,092	$(912)	$(4)	$14,176
Total liabilities and shareholders’ deficit	$(2,500)	$786	$120	$(1,594)

ii.             Adjustments made to the unaudited pro forma statement of operations for the six months ended March 31, 2009:

Reason	(d)	(e)	(f)	Net (Income) Loss
Expense
Interest expense amortization of loan fees	$(473)	$82	—	$(391)
Income tax benefit (g)	—	—	—	—
Total	$(473)	$82	—	$(391)

iii.         Adjustments made to the unaudited pro forma statement of operations for the year ended September 30, 2008:

Reason	(d)	(e)	(f)	Net (Income) Loss
Expense
Interest expense	$(655)	$(33)	$—	$(688)
Reorganization items, net	—	—	(10,488)	(10,488)
Income tax provision (g)	—	—	—	—
Total	$(655)	$(33)	$(10,488)	$(11,176)

iv.            Adjustments made to the unaudited pro forma statement of operations for the twelve months ended March 31, 2009:

Reason	(d)	(e)	(f)	Net (Income) Loss
Expense
Interest expense	$(117)	$75	$—	$(42)
Income tax provision (g)
Total	$(117)	$75	$—	$(42)

Key
(a)	New value contribution and issuance of class 4 Note in satisfaction of impaired claims
(b)	Borrowings under JHA financing and repayments of Prime loans
(c)	Borrowings under Gemino Exit Facility and payments of reorganization-related activities
(d)	Net increase (decrease) in interest costs
(e)	Net increase (decrease) in amortization of loan fees
(f)	Reorganization items, net
(g)	Tax effect of the pro forma adjustments

PROSPECT MEDICAL HOLDINGS, INC.

Exhibit

Table of Adjustments — Pro Forma Adjustments II

i.                 Adjustments made to the unaudited pro forma balance sheet as of March 31, 2009:

Reason	(h)	(i)	Total
Assets
Other receivables	$(1,814)	$(553)	$(2,367)
Property and equipment, net
Land	9,109	—	$9,109
Buildings	3,397	—	$3,397
Equipment	1,686	—	$1,686
Goodwill	16,693	—	$16,693
Total Assets	$29,071	$(553)	$28,518
Liabilities
Other current liabilities	$705	$(553)	$152
Total liabilities	705	(553)	$152
Shareholders’ deficit
Common stock	(7)	—	$(7)
Additional paid-in-capital	(7,683)	—	$(7,683)
Deferred compensation	284	—	$284
Accumulated deficit	35,772	—	$35,772
Total shareholders’ deficit	$28,366	—	$28,366
Total liabilities and shareholders’ deficit	$29,071	$(553)	$28,518

ii.             Adjustments made to the unaudited pro forma statement of operations for the six months ended March 31, 2009:

Reason	(j)	(k)	(l)	(m)	Net (Income) Loss
Revenue
Managed care revenues	$—	$—	$(1,836)	$—	$(1,836)
Net hospital services revenues	—	—	1,836	—	$1,836
Expense
Depreciation and amortization	211	—	—	—	$211
Reorganization items, net	—	(3,024)	—	—	$(3,024)
Income tax benefit	—	—	—	—	$—
Total	$211	$(3,024)	$—	$—	$(2,813)

iii.         Adjustments made to the unaudited pro forma statement of operations for the year ended September 30, 2008:

Reason	(j)	(k)	(l)	(m)	Net (Income) Loss
Revenue
Managed care revenues	$—	$—	$(2,758)	$—	$(2,758)
Net hospital services revenues	—	—	2,758	—	$2,758
Expense
Depreciation and amortization	422	—	—	—	$422
Reorganization items, net	—	3,807	—	—	$3,807
Nullification of default interest	—	—	—	8,277	$8,277
Income tax provision	—	—	—	—	$—
Minority interest	—	—	—	—	$—
Total	$422	$3,807	$—	$8,277	$12,506

iv.            Adjustments made to the unaudited pro forma statement of operations for the twelve months ended March 31, 2009:

Reason	(j)	(k)	(l)	(m)	Net (Income) Loss
Revenue
Managed care revenues	$—	$—	$(2,429)	$—	$(2,429)
Net hospital services revenues	—	—	2,429	—	$2,429
Expense
Depreciation and amortization	422	—	—	—	$422
Reorganization items, net	—	(7,215)	—	—	$(7,215)
Nullification of default interest	—	—	—	8,277	$8,277
Income tax provision	—	—	—	—	$—
Minority interest	—	—	—	—	$—
Total	$422	$(7,215)	$—	$8,277	$1,484

Key
(h)	Purchase price allocation.
(i)	Elimination of inter-company balance relating to consulting and risk pool sharing agreements
(j)	Increased depreciation, net
(k)	Reorganization items, net
(l)	Elimination of inter-company revenue/expenses
(m)	Reversal of nullification of default interest and non-compliance fees
(n)	Minority interest
(o)	Tax effect of the pro forma adjustments